“Exhibit 99.1”

99¢ ONLY STORES® REPORTS SECOND QUARTER SALES AND UPDATES EARNINGS GUIDANCE

•	Total sales increase of 2.7% to $333.6 million
•	Same-store sales increase of 0.6%
•	Management believes that the Company will exceed its previously announced guidance of a 20% increase in Income Before Taxes for the quarter

COMMERCE, California – October 7, 2010 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $333.6 million for the second quarter of fiscal 2011 ended September 25, 2010. This represents an increase of 2.7% over total sales of $324.7 million for the same quarter last year.  The Company’s total retail sales for the second quarter of fiscal 2011 were $323.2 million, compared to $314.8 million for the same quarter last year. The Company’s non-Texas operations, which represented 91.7% of total retail sales for the quarter, had retail sales of $296.3 million for the second quarter of fiscal 2011 compared to $287.8 million for the same quarter last year, an increase of 3.0%.  The Company’s Texas operations had retail sales for the second quarter of fiscal 2011 of $26.9 million, compared to $27.0 million for the same quarter last year, a decrease of 0.4%.

Eric Schiffer, CEO, commented, “Our second quarter same-store sales growth was 0.6%, and although it was slightly below our target range of low single digit percentage growth, we believe that we will exceed our forecasted increase in Income Before Taxes for the second quarter.  Sales were weaker in Texas than we expected, primarily due to unusually aggressive price promotions by the large food retailers in response to a major discount grocery chain’s entry into the Texas market.  Additionally, the same-store sales comparison for Texas is compared against a large same-store sales increase of 19.8% in Texas in the second quarter of last year.  We are pleased that we have completed the roll out of the first phase of our new store ordering system while maintaining positive transaction count and same-store sales growth.”

“We believe that we will have a strong holiday season, and, for fiscal 2011, we continue to expect positive same-stores sales in the low single digits for the year.  We plan to open approximately seven additional stores during the second half of fiscal 2011, with the majority of new stores expected to be opened in California.”

The Company's overall same-store sales for the second quarter ended September 25, 2010, increased 0.6%, with the number of same-store sales transactions increasing 1.0% and the average transaction size decreasing to $9.43 from $9.47.  The Company’s non-Texas operations’ same-store sales increased 0.9% for this quarter, with the number of same-store-sales transactions increasing 1.2% and the average transaction size decreasing to $9.48 from $9.51.  Same-store sales for the Company’s Texas operations decreased 2.4% in this quarter, with the number of same-store-sales transactions decreasing 0.9% and the average transaction size decreasing to $8.92 from $9.06.

For the first half of fiscal 2011, total sales were $680.0 million, up 3.5%, versus $656.8 million in the first half of the prior fiscal year.  The Company’s overall retail sales in the first half of fiscal 2011 were $659.8 million, up 3.6% compared to $636.7 million in the first half of the prior fiscal year. For the Company’s non-Texas operations, retail sales in the first half of fiscal 2011 were $605.3 million, up 4.0% versus $582.2 million in the first half of the prior fiscal year. For the Company’s Texas operations, retail sales in the first half of fiscal 2011 and 2010 were flat at $54.5 million.

Same-store sales for the first half of fiscal 2011 increased 1.6% compared to the same period in the prior fiscal year.  For the Company’s non-Texas operations, same-store sales increased 1.6% in first half of fiscal 2011.  Same-store sales for the Company’s Texas operations increased 2.3% in the first half of fiscal 2011.

During the second quarter of fiscal 2011, the Company opened two stores in Southern California and one in Arizona, re-opened one Company-owned Texas store and closed one California store upon the expiration of a lease. The gross and saleable retail square footage at the end of the second quarter were 5.93 million and 4.66 million, respectively, based on 279 stores.  This represents an increase of 2.6% over last year for each of gross and saleable square footage.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the second quarter were 5.13 million and 4.03 million, respectively, an increase over last year of 2.2% for each of gross and saleable square footage.  As of September 25, 2010, the Company’s non-Texas retail operations consisted of 245 stores compared to 239 stores as of September 26, 2009.  Gross and saleable retail square footage for the Company’s 34 stores in Texas were 0.80 million and 0.63 million, respectively, an increase over last year of 5.0% and 5.1%, respectively, based on 32 stores as of September 26, 2009.

Mr. Schiffer concluded, “We believe that we will exceed our previously announced guidance of achieving a 20% increase in our second quarter Income Before Taxes versus the second quarter of fiscal 2010, and for fiscal 2011, we believe that we will achieve at least 7.5% in Income Before Taxes as a percentage of sales.  We look forward to discussing our second quarter operating results in more detail during our earnings conference call on November 3rd.”

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 279 extreme value retail stores consisting of 207 stores in California, 34 in Texas, 26 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, results of operations and related financial measures for the second quarter of fiscal 2011 and for all of fiscal 2011, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.